Morgan Stanley Institutional Fund, Inc. -
Small Company Growth Portfolio
Item 77O- Transactions effected pursuant to Rule 10f-3

Securities Purchased:	Pandora Media Inc.
Purchase/Trade Date:	6/14/2011
Size of Offering/shares: 14,684,000 shares
Offering Price of Shares: $16.000
Amount of Shares Purchased by Fund:  426,851
Percentage of Offering Purchased by Fund: 2.907
Percentage of Funds Total Assets: 0.40
Brokers: Morgan Stanley, JP Morgan, Citi,
William Blair & Company, Stifel Nicolaus Weisel,
Wells Fargo Securities
Purchased from: JP Morgan